Exhibit 4

Names of Guarantors:

Family/Corporation Name	First Name	Sex	Full Date of Birth/Incorporation	ID/Reg. Co. No.	Address
Merhav M.N.F. Ltd.			11/08/1972	51-061855/6	33 Havatzelet Hasharon St., Herzliya

Names of Debtors:

Name	Address	ID/Registration Number
Y.M Noy Investments Ltd.	33 Havatzelet Hasharon St., Herzliya	51-32096618

(Hereinafter jointly and severally: “the Debtors”)

To

Bank Leumi Le’Israel Ltd.

PERPETUAL GUARANTEE FOR AN UNLIMITED AMOUNT

1.	The Guarantee and the Secured Amounts

The undersigned (hereinafter: “the Guarantors”), all jointly and each severally, hereby stand surety to Bank Leumi Le’Israel Ltd. (hereinafter: “the Bank”) for the full and precise settlement of any amounts owing and/or which shall be owing and/or which may be owing to the Bank by the Debtors on account of the Secured Amounts, and by virtue of this Guarantee the Guarantors hereby undertake to pay to the Bank, immediately upon first demand, any amount of the Secured Amounts.

For the purpose of this document, the term “Secured Amounts” means:

All the amounts – whether in New Israeli Shekels or in foreign currency – principal, any interest whatsoever, linkage differences or exchange rate differences, if any, further to linkage of the principal or the interest or either of the above to any exchange rate or to the Consumer Price Index or any other index, commissions, bank charges and costs of any kind whatsoever – owing to and/or which shall be owing to and/or which may be owing to the Bank by the Debtors on account of, in respect of or in connection with:

(a)	loans, overdrafts, credits and any bank services whatsoever;
(b)	undertakings and guarantees, of any kind whatsoever, of the Debtors to the Bank or in its favor;
(c)	notes signed, assigned or guaranteed by the Debtors, which were transferred or will be transferred by the Debtors or other(s) to the Bank.

And in respect of or in connection with any other charge/undertaking of any kind whatsoever; this whether the aforesaid amounts, all or any of them, are owing and/or shall be owing in the private name of the Debtors or in the name of their business or in any other name, whether they are owing and/or shall be owing by the Debtors alone or whether they are owing and/or shall be owing by the Debtors jointly with another or others, whether their repayment date is due or is in the future, whether they are owing and/or shall be owing pursuant to any contingent liability whatsoever (including an undertaking on the part of the Debtors pertaining to bank guarantees, letters of indemnity, letters of credit and documentary credits), and whether they are owing and/or shall be owing pursuant to any other liability whatsoever, whether they are owing and/or shall be owing pursuant to any liability whatsoever originating in banking business(es) or whether from any other origin, whether the aforesaid amounts, all or part of them, arose from a court decision or whether they were not.

2.	Payment Demands
(a)	The bank is entitled to demand from the Guarantors payment of the Secured Amounts at one time or in installments, at its discretion, without obligation to any prior demand from the Debtors:
(b)

Any amount which the Guarantors may be asked to pay to the bank under the validity of this Letter of Guarantee and which is not settled to the Bank within seven (7) days from the date of such demand, will bear maximum interest rate as defined in Section 22(b) below in respect of the period beginning from the date of the demand as aforesaid and up to actual settlement, or index linkage differences and/or exchange rate differences, and maximum interest rate as defined in Section 22(b) below, with linkage as aforesaid.

(c)

Any amount owing and/or which shall be owing to the Bank by the Debtors on account of Secured Amounts in foreign currency or in respect of foreign currency, is to be paid to the Bank by the Guarantors (should they be asked to pay) by payment in New Israeli Shekels according to the tariff acceptable at the Bank, as in force on the actual date of payment; however, the Bank is entitled to demand settlement from the Guarantors, in full or in part, in the relevant foreign currency.

3.	The Validity of the Guarantee
(a)

This Guarantee and all of the Bank’s rights under this document are additional to and independent of any securities and guarantees which the Bank received or shall receive from the Debtors or for them, and shall have no influence on them and shall not be influenced by them and shall serve the Bank as a Perpetual Guarantee which is binding upon the Guarantors (and their replacements, including heirs, estate executors, recipients of assets, liquidators) and shall continue to remain valid, even if, at any time whatsoever, no debit/undertaking whatsoever existed on the part of the Debtors to the Bank – until such time as the Bank confirms to the Guarantors in writing that their liability under this Guarantee has terminated.

To remove any doubt, it is hereby clarified that, in the event that the Bank should send to the Guarantors or any one of them or to several of them a reminder/reminders regarding the existence of this Guarantee, this does not obligate the Bank to continue sending a reminder(s) as aforesaid and failure to send a reminder(s) as aforesaid shall not be deemed as confirmation on the part of the Bank regarding termination of the liability of the Guarantors as aforesaid:

(b)	Each of the Guarantors or – in case of death, loss of capacity, bankruptcy or liquidation – his replacement is entitled to revoke his Guarantee by delivering a written notice to the Bank at least thirty (30) days in advance and provided that such notice of revocation shall in no way prejudice the liability of the remaining Guarantors who are signatories to this Letter of Guarantee (who shall continue to be Guarantors as though this Letter of Guarantee had originally been signed only by them) and on condition that no such notice of revocation shall prejudice the liability of the party providing such notice to pay such Secured Amounts as may exist at the time of revocation (whether their repayment date is current or not), and to pay any Secured Amounts that may be received by the Bank from the Debtors on account of, in respect of or in connection with debits/undertakings that may be created up to the end of thirty (30) days from the time the Bank receives such notice of revocation (whether their repayment date is current or not).

(c)

Subject to that which is stated in Sections (a) and (b) above, this Guarantee applies to any amount of the Secured Amounts owing to or which shall be owing to the Bank on account of, in respect of or in connection with any debit/undertaking:

(1)	created following: death, start of bankruptcy proceedings or liquidation of the Debtors (but before the Bank is notified of such death, start of bankruptcy proceedings or liquidation);
(2)

created after the Bank has demanded from the Guarantors or one or several of them settlement of the Secured Amounts, all or some of them, or after the Guarantors or one or several of them paid the Bank the balance of the Secured Amounts that existed at that time.

4.	Revocation of the Guarantee

Should any Guarantor give notice of revocation of Guarantee as specified in Section 3(b) above, the Bank is entitled (but not obligated) to permit the Debtors to continue acting in any account of theirs in the Bank (and even to continue to grant the Debtors credit or overdrafts in any such account), notwithstanding such notice of revocation, and the liability of such Guarantor in respect of the balance of the debt in any such account (and in respect of other Secured Amounts) shall remain valid as specified in Section 3(b) above without taking into consideration actions undertaken thereafter to debit or credit that account.

5.	Change of Debtors

In any event where the debtors or any one or several of them are a firm or a partnership or owners of a joint account or a committee or a trustee or any other body whatsoever which is not incorporated, and any change occurs in them, their structure or their composition, whether resulting from death, retirement or the affiliation of new partners or members, or whether for any other reason whatsoever – this Guarantee shall serve as a Perpetual Guarantee also for debits/undertakings created after such change.

6.	Miscellaneous Arrangements

The Bank is entitled, at any time, at its sole discretion and without any obligation to notify the Debtors:

(a)

to increase, renew, reduce, terminate (and change in any other way the conditions of) any loan, overdraft or credit and any other banking service which is granted or shall be granted by the Bank to the Debtors:

(b)	to grant to the Debtors or to one or several of them or to one or several of the Guarantors or other(s) a time extension or similar or other allowances;
(c)	to mediate, waive or make any other arrangement whatsoever with the Debtors or with one or several of them, or with one or several of the Guarantors or with any other party(ies);
(d)

to replace, renew, change, amend, revoke, release or refrain from implementing or enforcing any securities or guarantees or rights whatsoever which are granted or shall be granted to the Bank to secure the Secured Amounts, all or some of them; and the Guarantors agree that any such act or failure to act on the part of the Bank shall not prejudice, cancel or affect in any way whatsoever the liability of the Guarantors under this Letter of Guarantee.

7.	Defect in the Guaranteed Liability

The validity of this Guarantee shall not be prejudiced and the liability of the Guarantors shall not be influenced further to or as a result of the fact that the Bank did not receive or shall not receive any securities or guarantees whatsoever to secure the payment of the Secured Amounts, all or some of them, or further to or as a result of invalidity, disqualification, defect or deficiency in any securities or guarantees whatsoever (if indeed the Bank has received or shall receive such securities or guarantees), or in any debit/undertaking whatsoever on the part of the Debtors to the Bank or in any document signed or to be signed by the Debtors or any one or several of them or by other(s) in respect of or in connection with the Secured Amounts or any part of them; or further to or as a result of any claim of limitation or legal irregularity or absence of authority on the part of the Debtors or one or several of them or one or several of the Guarantors; and in any event where the Bank, for any reason whatsoever, is not entitled to claim from the Guarantors the payment of the Secured Amounts or part of them on the basis of their Guarantee, the Guarantors are nonetheless obligated to pay the Secured Amounts to the Bank as Prime Debtors.

8.	Waiver of Indemnity and Securities

The Guarantors agree that settlement of the Secured Amounts or any part thereof by them to the Bank does not grant them any right to receive any security or guarantee whatsoever from the Bank – even if the Bank has received or shall receive same to guarantee the Secured Amounts, all or part of them, and the Guarantors hereby waive in advance any right to receive any such security or guarantee as aforesaid.

9.            (a) The Guarantors agree that – unless the Bank should agree in advance in writing or confirm in writing to the Guarantors that their liability under this Guarantee was terminated – the Guarantors are not entitled to demand from the Debtors (including by means of a counterclaim or set-off) or to take any steps whatsoever against the Debtors or submit evidence of debt to trustees or liquidators of the Debtors in respect of or in connection with all or part of the Secured Amounts that the Guarantors paid or were called on to pay or may be called on to pay to the Bank;

(b)

The Guarantors hereby declare that they did not receive from the Debtors (or from any one or several of them) any security whatsoever in connection with this Guarantee; and they hereby undertake not to receive any such security as aforesaid without prior written agreement thereto from the Bank.

10.	Amounts Received

Any amount that the Bank receives from the Guarantors or from one or from several of them pursuant to this Letter of Guarantee – the Bank is entitled to allocate to credit an account beyond the period that the Bank deems fit, without any obligation to use such amount, all or any part of it, to reduce the Secured Amounts; and in the event that bankruptcy, liquidation or any similar proceedings are undertaken against the Debtors (or any one of them), the Bank is entitled to claim, demand, submit evidence of debt, agree to receive any dividend or mediate in respect of the Secured Amounts or part of them, as though this Guarantee did not exist and as though the Bank did not receive from the Guarantor(s) any amount whatsoever.

11.

In the event that any payment whatsoever that was received or shall be received by the Bank from any source whatsoever on account of the Secured Amounts, or where any security or guarantee whatsoever that was given or shall be given in favor of the Bank by the Debtors or by the Guarantors, or by one or several of them or by any other(s) for them – they shall be deemed null and void by virtue of the provisions of any law pertaining to bankruptcy or liquidation, as valid at that time, and should it subsequently transpire – on the basis of such payment, security or guarantee – that the Bank has confirmed that the liability of the Guarantors or the liability of one or several of them under this Letter of Guarantee has terminated, or made any other arrangement whatsoever with the Guarantors or with one or several of them – the Guarantors shall be liable to the Bank for payment of the Secured Amounts as though the aforesaid confirmation or arrangement had never been given or had never been undertaken.

12.	Liens and Setoff

In the event that the Guarantors are required to pay to the Bank any amount whatsoever owing to it from them under this Letter of Guarantee, as applicable at that time:

(a)

The Bank shall have the lien on all monies – whether in New Israeli Shekels or whether in foreign currency – that are owing or shall be owing to the Guarantors from the Bank in any account, in any manner or for any cause whatsoever, and on all notes, securities , bills of lading, documents, goods and other assets of any other kind or type whatsoever which the Guarantors transferred or shall transfer to the Bank or which any third party whatsoever transferred or shall transfer to the Bank for them for collection or security or safekeeping and their consideration, and the Bank is entitled, at any time, to withhold same until settlement of all amounts owing or which shall be owing to the Bank from the Guarantors, without any obligation to so notify the Guarantors in advance. Furthermore, the Bank is entitled to prevent the Guarantors from making any disposition whatsoever in any account whatsoever.

(b)	Furthermore, without derogating from the Bank’s right of lien as aforesaid, the Bank is entitled (but not obligated) at any time:

(1)	to offset any amount from the amounts which are owing or shall be owing to the Bank from the Guarantors against amounts which are owing or shall be owing to the Guarantors from the Bank;
(2)

to purchase on the Guarantors’ account any amount in foreign currency that is needed to pay any amount from the amounts which are owing or shall be owing to the Bank from the Guarantors, or to sell any foreign currency whatsoever which is at the Bank’s disposal to the Guarantors’ credit, and use the sale in consideration to pay any of the amounts which are owing or shall be owing to the Bank from the Guarantors;

(3)

any purchase or sale as aforesaid in Sub-section (2) above (if any) shall be made at the rate of exchange customary at the Bank, from amounts in Israeli currency or from amounts in foreign currency, as the case may be, which the Bank has at its disposal to the Guarantors’ credit or that shall be received from exercise of any securities whatsoever which were given to or shall be given to the Bank by the Guarantors or for them;

(4)

to use the right to offset as aforesaid even prior to the date of repayment of any money deposit whatsoever, whether all or part of it, on the part of the Guarantors, at the earliest date when, according to the conditions of such deposit, the Guarantors are entitled to withdraw the monies from such deposit had they submitted to the Bank a demand to that effect, and the Guarantors are aware that should the Bank so act, changes detrimental to the Guarantors may occur in any matter pertaining to their rights in respect of or in connection with such deposit (e.g. regarding interest rates, linkage differences, exchange rate differences, rights to grants or loans, exemption from or reduction in income tax and deductions at source – in the event that under the conditions of such deposit the Guarantors had such rights). The Guarantors shall bear all costs and payments as customary at the Bank at that time in performing such action;

(5)

to debit any account of the Guarantors in any amount whatsoever from the amounts which are owing or shall be owing to the Bank from the Guarantors under this document. And in the event that such amounts owing to the Bank as aforesaid are in foreign currency or in respect of foreign currency – to debit any account of the Guarantors which is conducted at that time in such currency or any account of the Guarantors which is conducted in New Israeli Shekels in consideration therefor (in New Israeli Shekels), according to the rate of exchange customary at the Bank on the date of debit of such account as aforesaid.

(6)

any such debit as aforesaid in Sub-section (5) above shall be made (if at all), whether in an existing account or in an account to be opened for that purpose by the Bank on behalf of the Guarantors, whether the account to be debited is a savings account or a loan account as a result of its being debited as aforesaid; and the debit balance (if any) remaining in the account to be so debited shall bear maximum interest rate, and such interest shall increase monthly or over any other period as customary at the Bank from time to time, such increase likewise to bear maximum interest rate.

13.

In any case where an attachment is imposed on any asset whatsoever of the Debtors and/or the Guarantors by the Bank or on any amount whatsoever owing to the Bank and/or to the Guarantors by the Bank – the Bank has the right to a lien regarding such asset or amount, as the case may be, until such attachment is removed, provided the right to lien under this paragraph applies only to assets and funds whose total amount does not exceed the amount owing to the Bank from the Debtors and/or the Guarantors as shall apply from time to time. The Bank’s right to lien under this paragraph is additional to its rights under paragraphs (a) and (b) above.

14.	Exemption from Holder’s Duties

The Guarantors hereby exempt the Bank – regarding any note signed or assigned by the Guarantors – from any holder’s duties (e.g. presentation for acceptance or payment, attestation, notification of refusal or dishonor) and they hereby waive the right to claim limitation regarding any such note as aforesaid.

15.	Law Suits

Without prejudice to that which is stated in Section 2(b) above, in the event that the Bank should file a claim against the Guarantors for payment of any amount whatsoever which is owed to or shall be owed by them under this Letter of Guarantee, the Bank is entitled to claim, in respect of the period beginning from the date of submission of such claim and up to actual payment in full, maximum interest rate as defined in Section 22(b) below or, at the Bank’s discretion, interest at the highest rate it is possible to claim under law at that time or index linkage differences and/or foreign currency and/or exchange rate differences, and such interest with such linkage as aforesaid, and such interest to increase over any period of one month or any other period as customary at the Bank from time to time, shall also bear maximum interest rate; and the Guarantors hereby agree that should be Bank claim such interest at such a rate – the judicial authority shall charge them with such interest as aforesaid.

16.	Costs

Any costs that are owing to or shall be owing to the Bank from the Debtors in connection with the Secured Amounts, and any costs caused to the Bank in connection with this Letter of Guarantee and in connection with the exercise of rights pursuant thereto and in connection with collection of the Secured Amounts, including the Bank lawyer’s fee, apply to the Guarantors. Should legal proceedings be entered into before a court of law or vis-à-vis the Head of the Execution Office, the Bank lawyer’s fee shall be in amounts as determined by the court or the Head of the Execution Office and if there is no such applicable – as agreed between the Bank and the Debtors, and in the absence of such agreement, as per the minimum rate, whether binding or not, and if the minimum rate should be cancelled, in the amount of a reasonable fee according to the circumstances of the matter in question. The Bank is entitled to debit any account of the Guarantors at the Bank in any amount owing to it from the Guarantors.

17.	Splitting Up of Demands

The Bank may split up demands for payment of amounts owing to it or which shall be owing to it from the Guarantors, whether they derive from several causes or from a single cause, and to demand repayment of such amounts in installments, in such a manner that each installment shall constitute for the Bank cause for a separate claim, independent of any other installment.

18.	The Bank’s Records and Bank Confirmation
(a)

All records in the Bank’s books shall be deemed correct and shall serve as prima facie evidence of everything stated therein, including all particulars, and a copy of said records or of any section of said records or of the last page of said records, authorized by the Bank on the copy of the records or section or page thereof as aforesaid, or on a separate document, to serve as prima facie evidence of the existence of such records as aforesaid and the presence of all particulars stipulated on such copy as aforesaid.

The Guarantors shall examine every copy of every account, every notice and every letter sent or delivered to them in any manner whatsoever by the Bank, or via automatic means, and shall issue their comments, if any, thereon in writing for the Bank within 60 (sixty) days from the date of delivery by the Bank and any copy of an account, notice or letter delivered to the Guarantors by automatic means shall be deemed to have been delivered to the customers by the Bank.

The accuracy of any detail recorded on any copy of account, notice or letter as aforesaid, regarding which no written comment from the Guarantors was received by the Bank within the determined time as specified above, shall be deemed as approved by the Guarantors to the Bank.

(b)

The Bank’s written confirmation regarding interest rates or bank commissions during the period or periods to which such confirmation refers – shall serve as prima facie evidence of the contents thereof.

19.	Waivers

The Bank’s waiver towards the Guarantors for any prior breach or prior non-fulfillment of one or more of any of their undertakings towards the Bank, under this Letter of Guarantee, shall not be deemed as justification or pretext for any further breach or further non-fulfillment of any such condition or undertaking; and the Bank’s failure to exercise any right whatsoever granted to it under this Letter of Guarantee or under law shall not be interpreted as a waiver of such right. No waiver on the part of the Bank, or any mediation, compromise or arrangement whatsoever with the Bank is binding on the Bank unless made in writing.

20.	Notices

The address of the Guarantors is the address stipulated as the address of the Guarantors for the purpose of this document, or any other address in Israel which the Guarantors notified to the Bank in writing as their address for the purpose of this document on a Bank form, a copy of which, signed by the Bank, shall be delivered to the Guarantors, or by registered post whose receipt was confirmed in writing by the Bank to the Guarantors.

Regarding any notice or demand, copy of an account or other document of any kind whatsoever (including any negotiable instrument whatsoever) – the Bank is entitled to send or deliver same to any one of the Guarantors whether by regular post, via automatic means or by any other means, at its discretion, and if such document as aforesaid is sent to the Guarantors by regular post, according to the address stipulated above, it shall be deemed as having been received by the Guarantors on time, as customary in regular postal arrangements. Written confirmation from the Bank regarding any such delivery or dispatch as aforesaid, together with date of receipt, shall serve as prima facie evidence to the Guarantors of delivery or dispatch, and the date specified therein.

For the purpose of this Section, any such letter as aforesaid shall be deemed to have been sent by the Bank on the date stipulated thereon with an additional three (3) days.

21.	The Applicable Law

The law of the State of Israel is applicable to this Letter of Guarantee and interpretation thereof.

22.	The Place of Jurisdiction

The Bank and the Guarantors hereby agree that the sole place of jurisdiction for all matters pertaining to this document shall be the court in the city closest to the branch where the Debtors’ account is managed, from among the following cities: Jerusalem, Tel Aviv, Haifa, Beer Sheva, Nazareth or Eilat; or, at the prosecutor’s discretion, the court closest to the branch where the Debtors’ account is managed.

23.	Definitions

In this Letter of Guarantee:

(a)

the term “Consumer Price Index” means – the price index known by the name of the “Consumer Price Index” (CPI), which includes fruit and vegetables and which is published by the Central Bureau of Statistics, and which includes that index even if published by any other body or official institute, also including any official index which may replace it, whether constructed from the same data from which the existing index is constructed or otherwise. Should the CPI be replaced by another index which is published by any such body or institute as aforesaid, and such body or institute has not determined the ratio between it and the index it replaced, the ratio shall be determined by the Central Bureau of Statistics, and should such ratio not be determined as aforesaid, the Bank, in consultation with financial experts to be selected by it, shall determine the ratio between the aforesaid index and the index which it replaced;

(b)

the term “Maximum Interest Rate” means – the highest rate of interest customary at the Bank, from time to time, regarding debit balances that were not settled to the Bank in due time in a current checking account or current loan account, whichever is higher. Or, at the Bank’s discretion and as the case may be, arrears interest at the maximum rate existing from time to time, regarding any amount whatsoever of the Secured Amounts; or, at the Bank’s discretion and as the case may be, arrears interest at the maximum rate existing from time to time, regarding credits linked to the index; or, at the Bank’s discretion and as the case may be, interest at the highest rate customary at the Bank from time to time regarding credits linked to foreign currency and/or in foreign currency or regarding credit in foreign currency; and such interest as aforesaid to increase over every period of one month or any other period as customary at the Bank from time to time and likewise to bear maximum interest rate.

(c)

the term “the Rate Customary at the Bank” means – “Bank Leumi Le’Israel rate” or “midday rate” as defined below, as determined by the Bank from time to time, taking into consideration the type and amount of the relevant foreign currency that was purchased or sold; exchange commission and any tax, levy, compulsory payments or any other payments and so on are applicable to any such purchase or sale as aforesaid.

The term “Bank Leumi Le’Israel rate” – regarding any sale of foreign currency by the customers, means – the check or banknote transfer rate, as the case may be, as determined by the Bank at the relevant time as the “Bank Leumi Le’Israel rate”, according to which the Bank shall purchase from its customers the relevant foreign currency in consideration for Israeli currency;

and regarding any purchase of foreign currency by the customers or debit to the customers’ Israeli currency account in consideration for foreign currency, this means – the rate of transfers and checks, or of banknotes, as the case may be, as determined by the Bank at the relevant time as “Bank Leumi Le’Israel rate”, according to which the Bank shall sell the relevant foreign currency to its customers in consideration for Israeli currency.

The term “midday rate” – regarding any sale of foreign currency by the customers, means – the rate of transfers and checks or of banknotes, as the case may be, as determined by the Bank shortly after completion of multilateral trading conducted by the Bank of Israel on the relevant date as the “midday rate”, according to which the Bank buys the relevant foreign currency from its customers in consideration for Israeli currency;

and regarding any purchase of foreign currency by the customers or debit to the customers’ account in Israeli currency in consideration for foreign currency, means – the rate of transfers or checks, or of banknotes, as the case may be, as determined by the Bank shortly after completion of multilateral trading conducted by the Bank of Israel on the relevant date as the “midday rate”, according to which the Bank sells the relevant foreign currency to its customers in consideration for Israeli currency.

In the event that the Bank ceases to determine the “midday rate,” any purchase or sale of foreign currency as aforesaid shall be conducted according to the “Bank Leumi Le’Israel rate”.

Written confirmation from the Bank regarding the rate in force at the Bank at the relevant time shall be deemed as prima facie evidence vis-à-vis the Guarantors.

(d)	the term “note” means – any promissory note, bill of exchange, check, withdrawal, payment order and any negotiable instrument of any kind whatsoever;
(e)

the term “the Bank’s books” shall be interpreted to include also – any book, register, bank statement, copy of bank statement, loan contract, promissory note, note signed by the Guarantors or the Debtors, ledger, sheet, spool, any means of data storage for electronic computer purposes, and any other means of data storage undertaken in the course of normal business at the Bank;

(f)

the term “records” shall be interpreted to include also – any record or copy of a record, whether recorded or copied in handwriting or typed or whether recorded or copied via printing, duplication, photocopying (including microfilm) or by means of any mechanical, electrical or electronic equipment or by means of electronic computer recording or by any other means of recording or presenting words or figures or any other symbols whatsoever as customary at the Bank;

(g)	the term “the Bank” – including all branches or offices – whether in Israel or outside of Israel – means also any replacement or proxy of the Bank and any transferee of the Bank;
(h)

the term “securities” shall be interpreted to include also (in addition to its usual meaning) – any asset (whether prospective or currently vested) regarding which records are kept or shall be kept at the Bank within the framework of an account or deposit, and also any right and any bonus (financial or other) that is additional to the securities or in respect of them.

24.	The Letter of Guarantee
(a)

The Guarantors are not entitled to receive this document – but only a copy thereof – even if the Secured Amounts are paid to the Bank in full and even if the Bank provides them with written confirmation that their liability pursuant to this Guarantee has terminated.

(b)	This Guarantee is in addition to and not in lieu of any Guarantee whatsoever that was provided by the Guarantors or any of them for the Debtors in favor of the Bank.

25.	The Status of the Signatories to this Document
(a)

That which is stated in this Letter of Guarantee is binding on all signatories hereto effectively, even in the event that one or several of them who should have affixed their signature hereto should fail to do so at all.

(b)	Any reference to the Debtors shall be deemed to refer to all the Debtors jointly and to any of them and to each of them severally.

26.	Signature by a Single Guarantor

Should this Letter of Guarantee be signed by a single Guarantor, everything stated herein – insofar as it refers to the Guarantors – shall be deemed to be written in the singular; and in the event that this Letter of Guarantee refers to a single Debtor, everything stated herein – insofar as it refers to the Debtors – shall be deemed to be written in the singular.

27.	Signature by a Number of Guarantors

Any right granted to or which shall be granted to the Bank vis-à-vis the Guarantors pursuant to this Letter of Guarantee shall be deemed to be granted to the Bank vis-à-vis the Guarantors jointly and vis-à-vis any of them and vis-à-vis each of them severally.

28.	Stamp Duty

All costs pertaining to stamping this document apply to the Guarantors and the Guarantors hereby undertake to pay the Bank immediately upon the Bank’s first demand all such costs as aforesaid.

29.	Automation of the Guarantors’ Particulars

The Guarantors hereby give their assent to the Bank to verify the data and particulars that they deliver or shall deliver to the Bank, at the Bank where their accounts are managed, and to receive information about them to whatever extent is required by the Bank.

The Guarantors are aware that the particulars and data that were and/or shall be delivered to the Bank shall be maintained wholly or partially in data bases at the Bank or at other bodies on the Bank’s behalf which deal with technical processing only of such data.

The Guarantors confirm that such information is provided of their own free will and with their agreement, and that it is required by the Bank for the purpose of making decisions regarding the granting of loans, credit and other bank services to the Debtors or the continued availability of such services and regarding the scope thereof.

30.	Headings

The section headings in this document are for the purpose of convenience only and should not be taken into account for the purpose of interpretation of this Guarantee.

31.	The Date of the Guarantee

The date of the Guarantee is the latest date on which any of the Guarantors signs this document pursuant to this Guarantee.

32.	As specified in the Appendix attached herewith, which constitutes an integral part of this Letter of Guarantee.

In Witness Whereof, the Guarantors Have Affixed Their Signature:

Guarantor’s Name	ID No.	Guarantor No.	Guarantor’s Share in the Secured Amounts	Guarantor’s Signature	Date	Confirmation of Guarantor’s Signature and ID
Merhav M.N.F. Ltd.	51-061855/6	1	100%	/s/ Merhav M.N.F. Ltd.
			100%
			100%
			100%

“1”

Appendix of Special Conditions to a Perpetual Letter of Guarantee for an Unlimited Amount (for a Regular Guarantor) Signed on 16.5.04 (hereinafter: “the Letter of Guarantee”) to Secure the Secured Amounts Owing to Bank Leumi Le’Israel Ltd. from Y.M Noy Investments Ltd. (hereinafter: “the Debtors”).

By:	Merhav M.N.F. Ltd.	Private Co. Reg. No. ____51-061855/6_____

The Guarantors hereby agree and confirm that the following amendments shall be implemented in the Letter of Guarantee:-

1.	Sub-sections 1(b) and 1(c) to the Letter of Guarantee are deleted.

2.	Section 32 is added to the conditions of the Letter of Guarantee, as per the following text:

“Notwithstanding that which is stated in this document, this Guarantee shall remain valid until the date on which a new financing agreement is signed, to the satisfaction of the Bank, regarding the schedule for new settlement of the credits made available to the Debtors and the securities to ensure repayment of such credit as aforesaid, including the financial criteria with which the Company undertakes to comply, and the Bank shall notify us in writing that it no longer continues to rely on our Guarantee as security.”

This Appendix constitutes an integral part of the Letter of Guarantee.

In Witness Whereof, We Have Affixed Our Signature on this day _16/08/2004_:

The Guarantors:

Name of Guarantor: Merhav M.N.F. Ltd.

I.D./Private Co. Reg. No. ___51-061855/6___

Address: ____________________________

Signature: _/s/ Merhav M.N.F. Ltd.

Confirmation of Guarantor’s Identity: ___________________